Exhibit 4.1

AMENDMENT NO. 2 TO THE

RIGHTS AGREEMENT

Dated as of August 7, 2024

between

VANDA PHARMACEUTICALS INC.

and

EQUINITI TRUST COMPANY, LLC,

as Rights Agent

AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT

This Amendment No. 2 to the Rights Agreement, dated as of August 7, 2024 (this “Amendment”), is entered into by and between Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC, a limited trust company organized under the laws of the State of New York, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of April 17, 2024, as amended by that certain Amendment No. 1 to the Rights Agreement, dated as of May 3, 2024, in each case by and between the Company and the Rights Agent (as may be further amended, supplemented or otherwise modified from time to time, the “Rights Agreement”).

WHEREAS, the Company has determined that an amendment to the Rights Agreement as set forth herein is in the best interests of the Company and its stockholders and the Company and the Rights Agent now desire to evidence such amendment in writing in accordance with Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties to this Amendment hereby agree as follows:

1.

Punctuation Corrections to Section 1(a). The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended to (i) replace “; and” at the end of Section 1(a)(v) with a period and (ii) capitalize “if” at the beginning of Section 1(a)(vi).

2.

Amendment and Restatement of Definition of “Acting in Concert”. The definition of “Acting in Concert” in Section 1(b) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(b) “A Person shall be deemed to be “Acting in Concert” with another Person if such Person knowingly acts (i) pursuant to any agreement, arrangement or understanding (whether or not in writing) at any time after the first public announcement of the adoption of this Agreement, (ii) in concert or in parallel with such other Person or towards a common goal with such other Person, and (iii) relating to changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect. For the avoidance of doubt, a Person shall be deemed to be Acting in Concert with another Person only if each of clauses (i), (ii) and (iii) of this Section 1(b) are satisfied. For the avoidance of doubt, no Person shall be deemed to be Acting in Concert with another Person if any one of such clauses (i), (ii) or (iii) of this Section 1(b) is not satisfied. No

Person shall be deemed to be Acting in Concert with another Person solely as a result of (A) making or receiving a solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation made to more than ten (10) holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act, or (B) soliciting or being solicited for tenders of, or tendering or receiving tenders of, securities in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO.”

3.

Amendment and Restatement of Definition of “Beneficial Owner”. The definition of “Beneficial Owner” in Section 1(g) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(g) A Person will be deemed to be the “Beneficial Owner” of, and will be deemed to “Beneficially Own” and have “Beneficial Ownership” of, any securities:

(i) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, beneficially owns (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement); or

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, owns or has the legal, equitable or contractual right or obligation to acquire (whether directly or indirectly and whether exercisable, or whether such obligation is required to be performed, immediately or only after the passage of time, upon compliance with regulatory requirements, upon satisfaction of one or more conditions (whether or not within the control of such Person), or otherwise) (A) pursuant to any agreement, arrangement or understanding whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities); (B) upon the exercise of any conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; (C) pursuant to the power to revoke a trust, discretionary account or similar arrangement; (D) pursuant to the power to terminate a repurchase or similar so-called “stock borrowing” agreement, arrangement or understanding; or (E) pursuant to the automatic termination of a trust, discretionary account or similar arrangement, except that a Person will not be deemed pursuant to this Section 1(g)(i) to be the Beneficial Owner of, or to Beneficially Own, securities (1) tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; (2) issuable upon the exercise of Rights at any time prior to the occurrence of a Triggering Event; (3) issuable upon the exercise of Rights from and after the occurrence of a Triggering Event if such Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(a) or Section 22 (the “Original Rights”) or pursuant to Section 11(h) in connection with an adjustment made with respect to any Original Rights; or (4) that a Person or any of such Person’s Affiliates or Associates may be deemed to have the right to acquire, or does acquire, pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of its Affiliates or Associates), or any tender, voting or support agreement entered into by such Person (or one or more of its Affiliates or Associates) in connection with such merger or other acquisition, if in each case such agreement has been approved by the Board prior to a Section 11(a)(ii) Event occurring with respect to such Person (or one or more of its Affiliates or Associates); or

(iii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote (including the power to vote or to direct the voting of) or dispose (or direct the disposition) of (whether such right is exercisable immediately or only upon the occurrence of certain events or the passage of time or both), including pursuant to any agreement, arrangement or understanding (whether or not in writing), except that a Person will not be deemed to be the Beneficial Owner of, or to Beneficially Own, any security pursuant to this Section 1(g)(iii) as a result of an agreement, arrangement or understanding (whether or not in writing) to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations promulgated under the Exchange Act; and (B) is not also then reportable by such Person on Schedule 13D (or any comparable or successor report); or

(iv) that are Beneficially Owned within the meaning of Section 1(g)(i), Section 1(g)(ii), Section 1(g)(iii) or Section 1(g)(v), directly or indirectly, by any other Person (or any of such Person’s Affiliates or Associates) with which such first Person (or any of such first Person’s Affiliates or Associates) either (A) is “Acting in Concert” (as such term is defined in Section 1(b)) or (B) has any agreement, arrangement or understanding whether or not in writing (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent to the extent contemplated by the proviso to Section 1(g)(iii)) or disposing of any Securities of the Company; or

(v) that are the subject of a derivative transaction entered into by such Person or any of such Person’s Affiliates or Associates, including, for these purposes, any derivative instrument (whether or not presently exercisable) acquired by such Person, or any of such Person’s Affiliates or Associates, that gives such Person, or any of such Person’s Affiliates or Associates, the economic equivalent of direct or indirect ownership of, or opportunity to obtain ownership of, an amount of securities where the value of the derivative is determined in whole or in part with reference to, or derived in whole or in part from, the price or value of such securities, or that provides such Person, or any of such Person’s Affiliates or Associates, an opportunity, directly or indirectly, to profit, or to share in any profit derived from, any change in the value of such securities, in any case without regard to whether (A) the derivative conveys any voting rights in such securities to such Person, or any of such Person’s Affiliates or Associates; (B) the derivative is required to be, or capable of being, settled through delivery of such securities, cash or other property; or (C) such Person, or any of such Person’s Affiliates or Associates, may have entered into other transactions that hedge the economic effect of the derivative (it being understood that in determining the number of shares of Common Stock that the subject Person will be deemed to Beneficially Own by virtue of the operation of this Section 1(g)(v), the subject

Person will be deemed to Beneficially Own (without duplication) the notional or other number of shares of Common Stock that, pursuant to the documentation evidencing the derivative position, may be acquired upon the exercise or settlement of the applicable right or as the basis upon which the value or settlement amount of such right, or the opportunity of the holder of such right to profit or share in any profit, is to be calculated, in whole or in part, and in any case (or if no such number of shares of Common Stock is specified in such documentation or otherwise) as determined by the Board in good faith to be the number of shares of Common Stock to which the derivative position relates).”

4.

Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

5.

Governing Law. This Amendment shall be deemed and all claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Amendment, or the negotiation, execution, performance or subject matter of this Amendment, will be governed by and construed in accordance with the laws of the State of Delaware.

6.

Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

7.

Entire Agreement. The Rights Agreement as amended by this Amendment contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither party hereto shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any covenants or agreements except as specifically set forth herein and in the Rights Agreement, as amended by this Amendment.

8.

Certification. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Rights Agreement and the certification contained in this Section 8 shall constitute and satisfy the certification required by Section 27 of the Rights Agreement.

9.	Miscellaneous. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

[Signature page follows.]

The Parties are signing this Amendment on the date stated in the introductory clause.

VANDA PHARMACEUTICALS INC.

By:	/s/ Mihael H. Polymeropoulos, M.D.
Name:	Mihael H. Polymeropoulos, M.D.
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

EQUINITI TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Adam E. Burke
Name:	Adam E. Burke
Title:	EVP, Chief Customer Officer

[Signature Page to Amendment to the Rights Agreement]